Exhibit 99.3

FORM OF LETTER TO BROKERS, DEALERS, CUSTODIAN BANKS AND OTHER NOMINEES

ITERUM THERAPEUTICS PLC AND ITERUM THERAPEUTICS BERMUDA LIMITED

Subscription Rights to purchase 8,400 Units, each Unit consisting of a 6.500% Exchangeable Senior Subordinated Note due 2025 in the original principal amount of $1,000, to be issued by Iterum Therapeutics Bermuda Limited and guaranteed on an unsecured senior subordinated basis by Iterum Therapeutics plc, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited and Iterum

Therapeutics US Holding Limited,

and

50 Limited Recourse Royalty-Linked Subordinated Notes, to be issued by Iterum Therapeutics Bermuda Limited and guaranteed on an unsecured senior subordinated basis by Iterum Therapeutics plc, Iterum Therapeutics

International Limited, Iterum Therapeutics US Limited and Iterum Therapeutics US Holding Limited

at a Subscription Price of $1,000 Per Unit

Distributed to Shareholders and eligible warrant holders

of Iterum Therapeutics plc

[                    ], 2020

To Brokers, Dealers, Custodian Banks and Other Nominees:

This letter is being distributed to brokers, dealers, custodian banks and other nominees in connection with the distribution (the “Rights Offering”) by Iterum Therapeutics plc, a company formed under the laws of Ireland (“we,” “us,” “our” or the “Company”), and Iterum Therapeutics Bermuda Limited, a company formed under the laws of Bermuda (“Iterum Bermuda”), at no charge to the holders of record as of 5:00 p.m., New York City time, on August 5, 2020 (the “record date”) of our outstanding ordinary shares, nominal value $0.01 per share (the “ordinary shares”) and to eligible warrant holders, of non-transferable rights (“Rights”) to purchase units to be issued by Iterum Bermuda.

We and Iterum Bermuda are distributing one (1) Right for each outstanding ordinary share. Each Right will entitle the holder thereof to purchase, at the holder’s election and subject to availability, at the subscription price of one thousand dollars ($1,000.00) (the “Subscription Price”), one (1) unit (each, a “Unit”), consisting of (a) a 6.500% Exchangeable Senior Subordinated Note due 2025, to be issued by Iterum Bermuda in the original principal amount of $1,000.00 (each, an “Exchangeable Note”), fully and unconditionally guaranteed on an unsecured senior subordinated basis by us, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited and Iterum Therapeutics US Holding Limited (collectively, the “Guarantors”), and (b) 50 Limited Recourse Royalty-Linked Notes, to be issued by Iterum Bermuda (each, a “Royalty-Linked Note”), fully and unconditionally guaranteed on an unsecured senior subordinated basis by the Guarantors. No fractional Rights or Units will be distributed or issued. Holders of Rights may only purchase whole Units in the Rights Offering. The Rights and Units are described in a prospectus dated [                    ], 2020 (the “Prospectus”).

The Rights may be exercised at any time during the subscription period, which will commence on August 11, 2020 and end at 5:00 p.m., New York City time, on August 31, 2020 (the “Subscription Period”). The Rights will expire and will have no value unless exercised prior to the expiration of the Subscription Period.

We will accept Rights for up to 8,400 Units for a total purchase price of up to $8.4 million, which amount is approximately equal to the maximum aggregate principal amount of additional notes that may be issued under the applicable indenture under which the Exchangeable Notes and Royalty-Linked Notes will be issued. Accordingly, sufficient Units may not be available to honor your subscription in full or at all. If exercises of subscription rights exceed the number of Units available in the Rights Offering, we will allocate the available Units pro rata among the record holders exercising the subscription rights in proportion to the number of ordinary shares each of those record holders owned or were deemed to own on the record date, relative to the number of shares owned or deemed owned on the record date by all record holders exercising the subscription right. See “The Rights Offering—Subscription Privilege” in the Prospectus.

If a Rights holder sends a payment that is insufficient to purchase the number of Units requested (after any deductions for wire transfer fees, bank charges or similar fees), or if the number of Units requested is not specified in the forms, the payment received will be applied to exercise the Rights of such holder to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional Units. If the payment exceeds the Subscription Price for the full exercise of such holder’s Rights, or if a holder subscribes for more Units than such holder is eligible to purchase, then the excess will be returned to such holder as soon as practicable, without interest or penalty, following the expiration of the Subscription Period. If a holder sends a payment that is insufficient to exercise the subscription amount or is otherwise ineligible to exercise Rights, the Rights of such holder will not be exercised and the entire payment received by Computershare Trust Company, N.A., the subscription agent for the Rights Offering (the “Subscription Agent”), will be returned to such holder as soon as practicable, without interest or penalty, following the expiration of the Subscription Period. See “The Rights Offering” in the Prospectus.

We are asking persons who hold ordinary shares beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, custodian bank or other nominee to contact the appropriate institution or nominee and request it to effect the transactions for them. Please take prompt action to notify any beneficial owners of ordinary shares as to the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights.

We are not making the Rights Offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any Units from Rightholders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal, state or foreign laws or regulations from accepting or exercising the Rights. Subject to state or foreign securities laws and regulations, we also have the discretion to delay allocation and distribution of any Exchangeable Notes and Royalty-Linked Notes the Rights holder may elect to purchase by exercise of the Rights holder’s subscription privilege in order to comply with state or foreign securities laws. We may decline to make modifications to the terms of the Rights Offering requested by those states or other jurisdictions, in which case, if the Rights holder is a resident in those states or jurisdictions or if the Rights holder is otherwise prohibited by federal, state or foreign laws or regulations from accepting or exercising the Rights, the Rights holder will not be able to participate in the Rights Offering.

We are not charging any fee or sales commission to issue Rights or to issue Exchangeable Notes or Royalty-Linked Notes to Rights holders if they exercise their Rights. If a holder exercises its Rights through the record holder of such shares, the shareholder is responsible for paying any fees its record holder may charge such shareholder to exercise the Rights.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Instructions as to Use of Rights Certificates;

3.	A form of letter which may be sent to your clients for whose accounts you hold our ordinary shares;

4.	Beneficial Owner Election; and

5.	Nominee Holder Certification.

Your prompt action is requested. To exercise the Rights on behalf of a Rights holder, as indicated in the Prospectus, you should deliver to the Subscription Agent the properly completed and signed Rights Certificate with payment of the Subscription Price in full (without any deductions for wire transfer fees, bank charges or similar fees) for each Unit subscribed for pursuant to the subscription privilege. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price prior to the end of the Subscription Period. Due to the proration procedure described in the Prospectus (see “The Rights Offering—Subscription Privilege”), we request that you send one Rights Certificate per client and do not batch or otherwise aggregate exercises of Rights. DO NOT DELIVER COMPLETED RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO ITERUM THERAPEUTICS PLC OR ITERUM THERAPEUTICS BERMUDA LIMITED.

Once you have exercised Rights, such exercise may not be revoked, canceled or changed, even if you or the Rights holder subsequently learns information about us or our business, financial position, results of operations or cash flows that is material or adverse or that you or such shareholder otherwise consider to be unfavorable.

Additional copies of the enclosed materials may be obtained from the information agent for the Rights Offering, Georgeson LLC (the “Information Agent”), by calling (888) 607-6511 (toll free in the U.S. and Canada) or +1 (781) 575-2137 (for calls outside the U.S. and Canada). Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

Iterum Therapeutics plc
Iterum Therapeutics Bermuda Limited

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ITERUM THERAPEUTICS PLC, ITERUM THERAPEUTICS BERMUDA LIMITED, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.